SCHEDULE 14A INFORMATION
                      Proxy Statement Pursuant to Section 14(a)
                        of the Securities Exchange Act of 1934
                                   (Amendment No.)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [ ] Preliminary Proxy Statement [ ] Confidential,for Use of the Commission Only(as permitted by Rule 14a-6(e)(2) [X] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               FRANKLIN RESOURCES, INC.

                   (Name of Registrant as Specified In Its Charter)
          .................................................................
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:
         ..............................................................
    2) Aggregate number of securities to which transaction applies:
         ..............................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
         ..............................................................
    4) Proposed maximum aggregate value of transaction:
         ..............................................................
    5) Total fee paid:
         ..............................................................
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
    Identify the previous filing by registration statement number,or the Form or Schedule and the date of its filing.
    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed: December 16, 1999

                                      NOTICE OF
                            ANNUAL MEETING OF STOCKHOLDERS
                                          OF
                               FRANKLIN RESOURCES, INC.

                                   JANUARY 27, 2000



      Dear Stockholder:

      The Franklin Resources, Inc. board of directors invites you to attend the Annual Meeting of Stockholders to be held at 10:00 A.M., Pacific Standard Time, on January 27, 2000. The meeting will take place at our principal executive offices at 777 Mariners Island Boulevard, San Mateo, California 94404 U.S.A.

      At this meeting, we will ask you to consider and vote on:

      1. Electing  nine  (9)   directors  to  the  board  of  directors.   Each
         director   will  hold  office   until  the  next   Annual   Meeting  of
         Stockholders   or  until  that   person's   successor  is  elected  and
         qualified; and

      2. Ratifying  the  appointment  of   PricewaterhouseCoopers   LLP  as  the
         company's independent accountants for the current fiscal year ending September 30, 2000.

      We will also transact such other business that may be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

      December 3, 1999 is the record date for the Annual Meeting, which means that any stockholder at the close of business on that date is entitled to receive notice of, and to vote on, all matters presented at the meeting.
      You are entitled to cast one (1) vote for each share of Franklin Resources, Inc. common stock that you held on the record date.

      This proxy package provides you with more information about the matters to be voted on at the Annual Meeting. Also enclosed is a proxy card, which allows you to vote through the mail, if you cannot attend the meeting. Even if you think that you will attend the meeting, we ask you to please return the proxy card.

      Thank you for your participation in the Annual Meeting.



      Leslie M. Kratter
      Secretary

      December 17, 1999
      San Mateo, California, U.S.A.



                               Your vote is important.
                   Please fill out and  return  the Proxy  Card in
                            the envelope provided today.

                               [inside of front cover]
                                  Table of Contents

      Section                                                           Page

      Notice of Annual Meeting                                       cover page


      Proxy Statement
      ---------------
      General Information for Stockholders
      Principal Holders of Voting Securities
      Security Ownership of Management

      PROPOSAL 1: ELECTION OF DIRECTORS
            Director Biographies
            Section 16(a) Reporting Compliance
            Board and Committee Meetings

            EXECUTIVE COMPENSATION
            Compensation Committee Report
            Compensation Committee Interlocks and Insider Participation Employment Contracts
            Summary Compensation Table
            Option Grants in Last Fiscal Year
            Option Exercises in Last Fiscal Year

            PERFORMANCE GRAPH

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

      STOCKHOLDER PROPOSALS

FRANKLIN RESOURCES, INC.
PROXY  STATEMENT
777 Mariners  Island  Boulevard
San Mateo,  California  94404, U.S.A.


This Proxy Statement and the accompanying Notice of Annual Meeting are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation ("Franklin"), of the accompanying proxy, to be voted at the Annual Meeting of Stockholders to be held at Franklin's offices, 777 Mariners Island Boulevard, San Mateo, California U.S.A., on January 27, 2000, at 10:00 A.M. Pacific Standard Time and at any and all adjournments or postponements. We expect that this Proxy Statement and the enclosed proxy will be mailed on or after Friday, December 17, 1999 to each stockholder entitled to vote.

GENERAL INFORMATION FOR STOCKHOLDERS

Proxy
-----

A "proxy" allows someone else to take an action on your behalf. By sending you this proxy statement, Franklin's board of directors is asking you to allow the people named on the proxy card - the proxy holders - to vote your shares at the Annual Meeting. The people who may vote your shares are: Charles B. Johnson, the CEO; Harmon E. Burns, an Executive Vice President; and Leslie M. Kratter, the Secretary.

Voting Shares
-------------
If you sign and return your proxy card, the proxy holders must cast your votes as you have marked on the card. You can vote for all, some, or none of the nine
(9) director candidates. You can vote for, against or abstain from ratifying PricewaterhouseCoopers LLP as the company's accountants. If you don't mark anything on the proxy card, but you sign and return it, your shares will be voted FOR all nine (9) of the nominated directors and FOR PricewaterhouseCoopers LLP to be the company's accountants. By signing and returning your proxy card, you will authorize the proxy holders to vote your shares in their discretion on any other matters that are properly presented at the Annual Meeting for consideration. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.

Changing or Revoking Your Vote
------------------------------
You can change or revoke your proxy before it is voted in one of 3 ways: (1) you can write to the Secretary, Leslie M. Kratter, at our headquarters and state that you are revoking or changing your vote; (2) you can send in another proxy card that has a later date; or (3) you can vote in person at the meeting. Simply attending the Annual Meeting will not revoke your earlier proxy. You will have to tell us at the meeting that you are revoking your proxy and whether you wish to cast new votes.

Multiple Proxy Cards
--------------------
If you hold Franklin stock in more than one account, or under more than one name, then you will receive a separate proxy card for each of those accounts. Because you control those shares, you are the "beneficial owner" and can vote them. It is important that you fill out and return a proxy card for each name or account.

Quorum and Vote Required
------------------------

Stockholders of record at the close of business on the record date, December 3, 1999, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each holder of shares of Franklin's $0.10 par value common stock is entitled to one vote for each share of common stock held on the record date.

YOUR VOTE IS IMPORTANT. In order to take any action at the Annual Meeting, we need to have a quorum represented at the meeting. A "quorum" is at least a majority of the number of outstanding shares entitled to vote at the meeting. As of the close of business on the record date there were 250,264,170 shares of common stock outstanding. Therefore, a majority of those shares must be represented at the meeting to constitute a quorum. If a quorum is not represented, the stockholders may adjourn the meeting to another date and time.

To be counted as "represented", either a proxy card must have been returned for those shares, or the stockholder must be present at the meeting. The New York Stock Exchange (the "NYSE") allows brokers to cast votes for some routine proposals, such as electing directors and ratifying accountants, even if you do not return your proxy card. Therefore, if you hold shares in a brokerage account, but you do not return your proxy card, your broker can still vote your shares on the director and accountant proposals.

Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Assuming a quorum has been established, the actual votes cast are counted.

* A plurality of the votes cast is required to elect the directors. This means that the nine candidates who receive the most votes will be elected to the nine available memberships on the board. Abstentions and broker "non-votes" are not counted for purposes of election of directors.

* An affirmative vote of a majority of shares represented at the Annual Meeting is required to approve the appointment of PricewaterhouseCoopers LLP. Abstentions and broker "non-votes" are not counted for purposes of approving this matter.

Principal Holders of Voting Securities
--------------------------------------
As of December 1, 1999, the company knows of the following persons who beneficially own more than five percent (5%) of Franklin's total outstanding common stock:

  Name and Address of         Amount and Nature of           Percent of
  Beneficial Owner(a)        Beneficial Ownership(b)      Voting Securities
------------------------------------------------------------------------------
  Charles B. Johnson             47,176,812(c)                 18.85%
  Rupert H. Johnson, Jr.         38,219,482(d)                 15.27%
  R. Martin Wiskemann            22,743,654(e)                  9.09%

(a) The addresses of Messrs. C. B. Johnson, R. H. Johnson, Jr. and R. M. Wiskemann are: c/o Franklin Resources, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404 U.S.A.

(b) Includes  shares which the  individual has the right to acquire within sixty
(60) days after December 1, 1999, but does not include any shares granted but not yet issued as of December 1, 1999 under incentive compensation arrangements described below.

(c) Includes 39,449,001 shares held directly. Also includes 3,963,675 shares held in an IRA account and 3,000,000 shares held in a limited partnership for all of which Mr. C. B. Johnson holds sole voting and investment power. Also includes a total of 1,060 shares of unvested restricted stock granted in 1997 under the Universal Stock Plan (the "Universal Stock Plan") and pursuant to the 1994 Amended Annual Incentive Compensation Plan (the "Incentive Plan") which may be voted by Mr. Johnson. Also includes approximately 6,510 shares which represent a pro-rata number of shares equivalent to Mr. Johnson's percentage of ownership of the holdings of the Franklin Resources, Inc. Profit Sharing Plan as of September 30, 1999. Mr. Johnson disclaims any beneficial ownership of such shares. Also includes 756,566 shares of which Mr. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. Johnson is a trustee.

(d) Includes 35,679,631 shares held directly and 2,205,245 shares held in an IRA account for which Mr. R. H. Johnson, Jr. holds sole voting and investment power. Also includes a total of 5,936 shares of unvested restricted stock granted in 1997 under the Universal Stock Plan which may be voted by Mr. Johnson. Also includes approximately 5,464 shares which represent a pro-rata number of shares equivalent to Mr. Johnson's percentage of ownership of the holdings of the Profit Sharing Plan as of September 30, 1999. Mr. Johnson disclaims any beneficial ownership of such shares. Also includes 319,834 shares of which Mr. Johnson disclaims beneficial ownership, held by a private foundation of which Mr. Johnson is a trustee. Also includes 3,372 shares held by a member of Mr. Johnson's immediate family, of which Mr. Johnson disclaims beneficial ownership.

(e) Includes 21,533,118 shares held directly and 1,065,680 shares held in an IRA account for which Mr. Wiskemann holds sole voting and investment power. Also includes a total of 1,688 shares of unvested restricted stock granted in 1998 under the 1998 Universal Stock Incentive Plan (the "1998 Stock Plan"). Also includes 143,168 shares of which Mr. Wiskemann disclaims beneficial ownership, held by a private foundation of which Mr. Wiskemann is a trustee.

                       SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table, each nominee for director and all directors, nominees and executive officers as a group. The stock holdings are listed as of December 1, 1999:

                                   Amount and
                                   Nature of
                                   Beneficial                Percent of
     Name                          Ownership(a)              Class(a)
------------------------------------------------------------------------------
Harmon E. Burns                   1,979,991 (b)                *
Martin L. Flanagan                  606,876 (c)                *
F. Warren Hellman                   164,918 (d)                *
Charles B. Johnson               47,176,812 (e)              18.85%
Charles E. Johnson                  305,681 (f)                *
Rupert H. Johnson, Jr.           38,219,482 (g)              15.27%
Harry O. Kline                         3000                    *
James A. McCarthy                      3000                    *
Peter M. Sacerdote                   25,000                    *
Louis E. Woodworth                2,074,928 (h)                *

Directors,
Director Nominees
and Executive
Officers as a
Group (consisting
of 19 persons)                   91,987,729                 36.76%(a)

* Represents less than 1% of class

(a) Includes  shares which the  individual has the right to acquire within sixty
(60) days after December 1, 1999. Does not include any shares granted but not yet issued as of December 1, 1999 under incentive compensation arrangements described below.

(b) Includes 1,381,215 shares held directly and 500,001 shares held in an IRA account for which Mr. Burns holds sole voting and investment power. Also includes a total of 5,936 shares of unvested restricted stock granted in 1997 under the Universal Stock Plan. Also includes 87,998 shares of which Mr. Burns disclaims beneficial ownership, held by a private foundation of which Mr. Burns is a trustee. Also includes approximately 4,841 shares which represent a pro-rata number of shares equivalent to Mr. Burns' percentage of ownership of the holdings of the Profit Sharing Plan, as of September 30, 1999. Mr. Burns disclaims any beneficial ownership of such shares.

(c) Includes 599,594 shares held directly for which Mr. Flanagan holds sole voting and investment power. Also includes a total of 6,734 shares of restricted stock granted in 1997 under the Universal Stock Plan. Also includes approximately 548 shares which represent a pro-rata number of shares equivalent to Mr. Flanagan's percentage of ownership of the holdings of the Profit Sharing Plan, as of September 30, 1999. Mr. Flanagan disclaims any beneficial ownership of such shares.

(d) Includes 153,090 shares held by a limited partnership, of which Mr. Hellman disclaims beneficial ownership, and 11,828 shares held in a revocable trust.

(e) See footnote (c) under "Principal Holders of Voting Securities."

(f) Includes 292,710 shares held directly for which Mr. C. E. Johnson holds sole voting and investment power. Also includes a total of 6,734 shares of unvested restricted stock granted in 1997 under the Universal Stock Plan. Also includes 6,237 shares held by members of Mr. C. E. Johnson's immediate family, of which Mr. C. E. Johnson disclaims beneficial ownership.

(g) See footnote (d) under "Principal Holders of Voting Securities."

(h) Includes 1,181,840 shares held directly and 668,088 shares held in an IRA account for which Mr. Woodworth holds sole voting and investment power. Also includes 225,000 shares held by a member of Mr. Woodworth's immediate family, of which he disclaims beneficial ownership. Does not include any hypothetical shares described under "Proposal 1: Election of Directors - Deferring Director Fees."

                          PROPOSAL 1: ELECTION OF DIRECTORS

The following nine (9) persons are nominated for election as members of the board of directors of Franklin Resources, Inc. If elected, each director will serve until the next Annual Meeting of Stockholders or until that person's successor is elected and qualified. Unless you mark "Exceptions" on your proxy card to withhold authority to vote for one or all of these directors, the persons named as proxy holders intend to vote FOR each these nominees. The voting requirements for this proposal are described above under "Quorum and Vote Required." Listed below are the names, ages, and principal occupations of the director nominees for the past five years.

Charles B. Johnson
Age 66
Director Since 1969

President, Chief Executive Officer and director of the company; officer and/or director of many other company subsidiaries; officer and/or director or trustee of 49 of the investment companies in the Franklin Templeton group of funds.


Rupert H. Johnson, Jr.
Age 59
Director Since 1969

Executive Vice President and director of the company; officer and/or director of many other company subsidiaries; officer and/or director or trustee of 52 of the investment companies in the Franklin Templeton group of funds.


Louis E. Woodworth
Age 66
Director Since 1981

Private investor. President, Alpine Corp., a private investment company.


Harry O. Kline
Age 72
Director Since 1990

Private    investor.    Vice   President   and   Regional   Sales   Manager   of
Franklin/Templeton   Distributors,  Inc.  from  1980  to  1990.  Over  47  years experience in the mutual fund industry.

Harmon E. Burns
Age 54
Director Since 1991

Executive Vice President and director of the company; officer and/or director of many other company subsidiaries; officer and/or director or trustee of 52 of the investment companies in the Franklin Templeton group of funds.


F. Warren Hellman
Age 65
Director Since 1992

Chairman, Hellman & Friedman LLC, Hellman & Friedman Capital Partners III, L.P. and related limited partnerships and general partners of the Hellman & Friedman Private Equity Funds (private equity investments); Director and General Partner, Matrix Partners; Director, Levi Strauss & Co., Il Fornaio (America) Corporation and Young & Rubicam, Inc.


Peter M. Sacerdote
Age 62
Director Since 1993

Advisory Director and Chairman of the Investment Committee of Goldman, Sachs & Co. (investment banking) and G.S. Capital Partners, L.P. (merchant banking fund). Director, Qualcomm, Inc. and AMF Bowling, Inc. Formerly a general partner and then a limited partner of the Goldman Sachs Group, L.P.


Charles E. Johnson
Age 43
Director Since 1993

Senior Vice President and director of the company; officer and/or director of many other company subsidiaries; officer and/or director or trustee of 33 of the investment companies in the Franklin Templeton group of funds.


James A. McCarthy
Age 64
Director Since 1997

Private investor. From 1993 to 1995, Chairman of Merrill Lynch & Co. Investor Client Coverage Groups; formerly, Senior Vice President of Merrill Lynch and Director, Global Institutional Sales. Total of 34 years experience with Merrill Lynch.

Family  Relations
Charles B. Johnson and Rupert H. Johnson, Jr. are brothers. Peter M. Sacerdote is a brother-in-law of Charles B. Johnson and Rupert H. Johnson, Jr. Charles E. Johnson is the son of Charles B. Johnson and the nephew of Rupert H. Johnson, Jr. and Peter M. Sacerdote.

Payments to Directors
Directors who were not Franklin officers were paid $7,500 per quarter, plus $3,000 per meeting attended, during the last fiscal year. An additional $1,500 per committee meeting attended is paid to directors who serve on board committees. In addition, the company has a policy of reimbursing certain health insurance coverage for a director or director emeritus (described below), who is retired from other employment and is not otherwise eligible for group health coverage under Franklin's group health plan or any other company's health plan. Franklin will reimburse the cost of health insurance coverage comparable to that provided to other Franklin employees. During the fiscal year ended September 30, 1999, Louis E. Woodworth, a director, was reimbursed $4,496 for health insurance expenses, and Harry O. Kline, a director, was reimbursed $3,444 for health insurance expenses.

Deferring Director Fees
Franklin also allows directors to defer payment of their directors' fees, and to treat the deferred amounts as hypothetical investments in the company's common stock. Upon termination, the number of shares of stock that the director hypothetically purchased are added together, and Franklin must pay the director an amount equal to the value of the hypothetical investment, including dividend reinvestment. Either Franklin or the individual director can terminate the fee deferral with ninety (90) days notice. During the 1999 fiscal year, Louis E. Woodworth elected to defer his directors' fees. As of September 30, 1999, the amount accrued for Mr. Woodworth's benefit pursuant to the deferral policy, based upon the price of $30.5625 per share, was $344,893.27. The amount that Mr. Woodworth actually receives for the hypothetical investment, however, will depend on the closing price of Franklin's common stock on the NYSE Composite Tape on the day that his deferral plan terminates.

Directors  Emeritus
The board of directors has adopted a policy that when a director reaches the age of 75, and is not otherwise a Franklin officer or employee, the director will retire and will not stand for re-election. The retired director is then eligible to serve as a director emeritus, without voting authority. The board of directors determines the amount and type of compensation and benefits that a director emeritus is entitled to receive. The director emeritus provides services to the board of directors as may be mutually determined between the director emeritus and the board of directors from time to time. Currently, a director emeritus receives compensation equal to the compensation paid to a director who attends each meeting of the board. During the fiscal year ended September 30, 1999, Dr. Judson R. Grosvenor served as a director emeritus and received such compensation and benefits (described above under "Payments to Directors").

Section 16(a) Beneficial  Ownership Reporting  Compliance
During the fiscal year ended September 30, 1999, Gregory E. Johnson, a Vice President, inadvertently filed a late transaction report as required by Section 16(a) of the Securities Exchange Act of 1934, for a transaction on a Form 4 reporting the sale of 5,000 shares in February 1999. This information is based upon written representations from the individuals required to make Section 16(a) reports on the company's stock.

Board and Committee  Meetings
The board of directors held six (6) meetings (not including committee meetings) during the fiscal year ended September 30, 1999. Each director attended at least seventy-five percent (75%) of the total number of board meetings and, except for
F. Warren Hellman, of the total number of committee meetings of which he was a member. The board of directors has established an Audit Committee and a Compensation Committee. The board does not have a nominating committee.

The Audit Committee consists of Messrs. Woodworth (Chairman), McCarthy and Kline, none of whom is employed by the company. The Audit Committee reviews the company's internal accounting controls and helps to ensure the integrity of the company's financial statements. The committee meets with the company's independent accountants and reviews the scope of their audit, report and recommendations. The Audit Committee also recommends to the board of directors the selection of the company's independent accountants. The committee met two
(2) times during the fiscal year.

The Compensation Committee consists of Messrs. Hellman (Chairman), Sacerdote and Woodworth. The Compensation Committee reviews and sets compensation for the Chief Executive Officer, determines the general policies and guidelines for compensating other executive officers, and performs other duties as assigned from time to time by the board. This committee also administers the 1998 Stock Plan, the Incentive Plan and the Universal Stock Plan. The Compensation Committee met five (5) times during the fiscal year.

                                EXECUTIVE COMPENSATION

                            COMPENSATION COMMITTEE REPORT

General Goals of Bonuses and Stock Awards
The Compensation Committee believes that the opportunity to earn incentive compensation motivates employees, including executive officers, to achieve improved results. Moreover, awarding incentive compensation in the form of company stock aligns the interests of management with the interests of stockholders, and further encourages management to focus on the company's long range growth and development. Franklin's compensation program for executive officers (including the Chief Executive Officer) has over the last three years consisted primarily of salary and annual incentive bonuses based upon individual and company performance.

Bonus Awards
The company generally uses a combination of two employee benefit plans to award bonuses to employees: the Incentive Plan and the 1998 Stock Plan. The overall bonus pool is determined pursuant to the Incentive Plan, which allows for both cash and stock awards to company employees, including executive officers and the Chief Executive Officer. The stock component of an award is then granted through the 1998 Stock Plan (which replaced the previous Universal Stock Plan). As a general matter, the size of the award pool available for bonus payments is a percentage of the company's pre-tax operating income, which consists of net operating income, exclusive of passive income and calculated before interest, taxes, and extraordinary items, and after accrual of awards under the Incentive Plan. In determining the percentage of the pre-tax operating income that will go into the award pool, the Compensation Committee considers a variety of factors including the performance of the company's stock compared to the indices set forth in the performance graph included in this proxy statement and the increase or decrease in market price of the company's common stock.

In setting the general award pool for fiscal year 1999, the Compensation Committee considered the 16.0% decrease in pre-tax operating income between fiscal year 1998 and fiscal year 1999 as well as the 48.7% increase in the company's pre-tax operating income over the last five fiscal years. The committee also considered the 2.3% overall increase in the value of the company's stock from the beginning of fiscal 1999 to the end of fiscal 1999. In addition, the committee considered the generally very low unemployment rates in the geographic regions where the majority of the company's personnel are employed and the continued demand for qualified employees in the financial services industry.

The committee considered all of the above factors, but no specific weighting was given to any particular factor in determining the percentage of pre-tax operating income allocated to the award pool.

In its review of individual compensation, and, in particular, in determining the amount and form of actual awards under the Incentive Plan for the Chief Executive Officer and the other executive officers, the Compensation Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, the company's overall performance during the prior five
(5) year period, and its future objectives and challenges. Although the committee considered a number of different individual and company performance factors, no specific weighting was given to any such factor.

Salaries  of  Named  Executive  Officers
The Named Executive Officers, who normally receive a pay raise on January 1st of each year, did not receive any salary increase on January 1, 1999. The Compensation Committee intends to review the possibility of salary increases or decreases for the Named Executive Officers in January 2000 based upon several considerations, including the company's performance, general economic conditions and changes in their responsibilities.

Special  Fiscal 1999 Stock Options
The company's senior management, including Messrs. C. B. Johnson, R. H. Johnson, Jr., H. E. Burns, M. L. Flanagan, and C. E. Johnson (together, the "Named Executive Officers"), generally received their annual bonuses in the form of cash and restricted stock vesting over three years, based on continued employment. A combination of cash and restricted stock was also traditionally awarded to a number of other company employees. No restricted stock award was made to the Named Executive Officers for fiscal 1998. Only the cash portion of their annual incentive bonuses, awarded pursuant to the Incentive Plan, was paid for this prior fiscal year. During fiscal 1999, however, the Compensation Committee made special stock option awards, under the 1998 Stock Plan, to the Named Executive Officers and to certain other executives and employees. These special stock option grants were made in the form of the Five Year Options fully vesting five years from the grant date. The Five Year Options also have accelerated vesting features tied to the performance of the company's stock.

Fiscal 1999 Bonus Awards
For fiscal 1999, the committee again awarded year-end cash bonuses to Named Executive Officers as shown in the Summary Compensation Table. Other employees, including other executive officers, were awarded bonuses consisting of cash and restricted stock. Those individuals were subsequently given the opportunity to change part of their fiscal 1999 annual restricted stock award to an option grant; with three option grant shares received instead of one restricted stock award share.

Special Bonus  Considerations for CEO
The committee reviews the participation of Mr. C. B. Johnson in the company's Incentive Plan annually, and has determined that he will continue to participate. Bonuses paid to Mr. C. B. Johnson depend upon both his performance and that of the company. The Compensation Committee has also taken into account Mr. Johnson's position as a principal stockholder of the company, and the dividends received on those holdings, in determining his compensation and bonus. Because of his large share holdings, Mr. Johnson is impacted by changes in the company's stock price. Therefore, the Compensation Committee does not feel that stock-related bonuses should be a significant component of Mr. Johnson's compensation and has historically awarded bonuses to him primarily in cash. The Compensation Committee notes Mr. Johnson's compensation is significantly lower than that received by CEOs of comparable companies.

Other  Benefits
Executive officers also participate in a combined Profit Sharing/401(k) Plan and are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of the company. Contributions to the company's Profit Sharing Plan are determined by the board, which takes into consideration the profitability of the company.

Compensation Tax Considerations
Section 162(m), which limits the deductibility by the company of certain executive compensation for federal income tax purposes, applied for the first time to the company in the fiscal year ended September 30, 1995. The 1998 Stock Plan is drafted to comply with Section 162(m) and the options granted thereunder are qualified performance-based incentive stock awards intended to be deductible within the limitations of Section 162(m). Failure to comply with the requirements of Section 162(m) may limit the company's ability to take tax deductions for compensation paid to each Named Executive Officer in excess of $1.0 million. While the company will endeavor to comply with Section 162(m) in the future to take advantage of potential tax benefits, the company may make awards that do not comply with Section 162(m) if it believes that the awards were commensurate with the performance of the covered employees and were necessary and appropriate to meet competitive requirements.


                             Respectfully Submitted:

                             Compensation Committee
                             F. Warren Hellman, Chairman
                             Peter M. Sacerdote
                             Louis E. Woodworth



Compensation  Committee  Interlocks and Insider  Participation
During the fiscal year ended September 30, 1999, Goldman, Sachs & Co. served as an agent for the sale of notes under the company's commercial paper program. Mr. Sacerdote is an advisory director of this company. Goldman Sachs received payments from the company in connection with the sale of the commercial paper, and served as the underwriter in the auto loan receivables securitization conducted by the company in 1999. From time to time, Goldman Sachs has also performed other services for the company. Fees paid to Goldman Sachs did not exceed five percent (5%)of that firm's consolidated gross revenues for its last full completed fiscal year.

Employment  Contracts
Mr. Charles B. Johnson has an employment contract with the company pursuant to which the company is obligated, in the event of Mr. Johnson's death or permanent disability, to pay one year's salary to his estate. Under the contract, Mr. Johnson is employed as the President and Chief Executive Officer at a salary determined from time to time by the board of directors, which has assigned the review of Mr. Johnson's compensation arrangements to the Compensation Committee.

                                         SUMMARY COMPENSATION TABLE



-----------------------------------------------------------------------------------------------------------------------
                                                                                 Long-Term Compensation
                                                 Annual Compensation                      Awards
                                Year                                             Restricted    Securities   All Other
                               Ended                             Other Annual    Stock         Underlying  Compensation
                              Sept.30,    Salary        Bonus    Compensation    Awards(b)     Options(d)      (e)
Name and Principal Position
-----------------------------------------------------------------------------------------------------------------------

Charles B. Johnson,            1999        $596,922     $460,000   $67,537(a)     $0            23,000        $15,017
 President,                    1998        $609,832     $460,000   $57,133(a)     $0             0            $14,014
 Chief Executive Officer       1997        $571,922     $460,000   $55,651(a)     $148,864(c)    0            $20,292

Rupert H. Johnson, Jr.,        1999        $540,023     $460,000   $0             $0            69,000        $15,017
 Executive Vice President      1998        $557,077     $460,000   $0             $0             0            $14,014
                               1997        $514,730     $460,000   $0             $833,731(c)    0            $20,292

Harmon E. Burns,               1999        $540,022     $460,000   $0             $0            69,000        $16,017
 Executive Vice President      1998        $557,072     $460,000   $0             $0             0            $15,014
                               1997        $514,730     $460,000   $0             $833,731(c)    0            $21,292

Martin L. Flanagan,            1999        $788,847     $552,000   $0             $0            82,800        $15,017
 Senior Vice President,        1998        $803,412     $552,000   $0             $0             0            $14,014
 Chief Financial Officer       1997        $743,499     $552,000   $0             $945,893(c)    0            $20,292

Charles E. Johnson,            1999        $788,847     $552,000   $0             $0            82,800        $16,017
 Senior Vice President         1998        $803,253     $552,000   $0             $0             0            $15,014
                               1997        $743,499     $552,000   $0             $945,893(c)    0            $21,292


(a) Includes $62,016, $48,109 and $48,159 representing personal use of company aircraft by Mr. C. B. Johnson for 1999, 1998 and 1997, respectively, valued using the Standard Industry Fare formula provided for by Internal Revenue Code regulations.

(b) Based upon the closing price on the NYSE on September 30, 1999 of $30.5625, the value of the unvested restricted stock holdings of the persons listed in the Summary Compensation Table were as follows: Mr. C. B. Johnson, $32,396; Mr. R.
H. Johnson, Jr., $181,419; Mr. H. E. Burns, $181,419; Mr. M. L. Flanagan, $205,808; and Mr. C. E. Johnson, $205,808.

(c) Represents the value on date of grant of shares of restricted stock granted by the Compensation Committee as of October 1, 1997, vested or vesting in approximately equal installments on each of September 30, 1998, September 30, 1999, and September 29, 2000, in the following amounts: Mr. C. B. Johnson, 3,180; Mr. R. H. Johnson, Jr., 17,810; Mr. H. E. Burns, 17,810; Mr. M. L.
Flanagan, 20,206; and Mr. C. E. Johnson, 20,206. Such shares vest in approximately equal one-third (1/3) increments. Recipients of restricted stock awards are entitled to vote such shares and receive dividends.

(d) Represents grants of Five Year Options to obtain shares of common stock. The Five Year Options were granted on October 23, 1998 and have an exercise price of $33.25, the NYSE price on that date. On September 30, 2003, any unvested portion of the option will automatically become exercisable. In addition, if at any time after September 28, 2000 and prior to September 30, 2003 the price of the company's stock is equal to or greater than $66.50 per share during any consecutive 30 day trading period, 100% of the option will become immediately exercisable until December 31, 2003 (the "Expiration Date"). However, no shares will vest and the recipient cannot exercise any part of the option until after September 28, 2000. The vesting may also be accelerated based upon the compounded annual growth rate of the company's stock measured from the price on the grant date (the "Growth Rate") as follows:

One-third Exercisable: On or after September 28, 2001 but before September 30, 2003, if the Growth Rate is equal to or greater than 15% but less than 20% during any consecutive 30 day trading period, 33.3% of the original grant shall become exercisable on or after September 28, 2001 and a second 33.3% shall become exercisable on or after September 30, 2002 with the remainder exercisable on or after September 30, 2003 until the Expiration Date.

One-half Exercisable: On or after September 28, 2001 and prior to September 30, 2003, if the Growth Rate is equal to or greater than 20% but less than 25% during any consecutive 30 day trading period, 50% of the original grant shall become exercisable on or after September 28, 2001 and the remainder shall become exercisable on or after September 30, 2002 until the Expiration Date.

Full Exercisability: On or after September 30, 2001 and prior to September 30, 2003, if the Growth Rate is equal to or greater than 25% during any consecutive 30 day trading period, 100% of the original grant shall become immediately exercisable until the Expiration Date.

(e) Represents company contributions to the combined Profit Sharing/401(k) Plan.

During the last fiscal year, options were granted to the Named Executive Officers as indicated in the table below. No Stock Appreciation Rights were awarded.

OPTION GRANTS IN LAST FISCAL YEAR
ENDED SEPTEMBER 30, 1999
------------------------------------------------------------------------------------------------------------------

                                                                                             Potential
                                                                                     Realizable Value at Assumed
                                                                                            Annual Rates
                                                                                     of Stock Price Appreciation
                               Individual Grants                                          for Option Term (c)
------------------------------------------------------------------------------------------------------------------
                         Number of         % of Total
                         Securities         Options         Exercise
                         Underlying        Granted to       or Base
                         Options          Employees in      Price       Expiration
    Name                 Granted(#)(a)    Fiscal Year(b)    ($/Share)   Date           5%($)           10%($)
-------------------------------------------------------------------------------------------------------------------
Charles B. Johnson, CEO    23,000             1.5%           $33.25     12/31/03       $211,286          $466,888
-------------------------------------------------------------------------------------------------------------------
Rupert H. Johnson, Jr.     69,000             4.5%           $33.25     12/31/03       $633,859        $1,400,663
-------------------------------------------------------------------------------------------------------------------
Harmon E. Burns            69,000             4.5%           $33.25     12/31/03       $633,859        $1,400,663
-------------------------------------------------------------------------------------------------------------------
Martin L. Flanagan         82,800             5.4%           $33.25     12/31/03       $760,631        $1,680,795
-------------------------------------------------------------------------------------------------------------------
Charles E.Johnson          82,800             5.4%           $33.25     12/31/03       $760,631        $1,680,795
-------------------------------------------------------------------------------------------------------------------

(a) Represents Five Year Options. See footnote (d) to the Summary Compensation Table.

(b) Represents the percentage granted to each Named Executive Officer of the total options awarded to employees of 1,521,259 shares in the 1999 fiscal year.

(c) We are required by the Securities and Exchange Commission to use a 5% and 10% assumed rate of appreciation over the applicable option term. This does not represent our estimate or projection of the future common stock price. If Franklin's common stock does not appreciate in value, the Named Executive Officers will receive no benefit from the options.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                               Number of Securities                                      Number of Securities
                               Underlying Unexercised                                    Underlying Unexercised
                               Options at Fiscal Year-End                                Options at Fiscal Year-End
Name                           Exercisable/Unexercisable(a)      Name                    Exercisable/Unexercisable(a)
---------------------------------------------------------------------------------------------------------------------
Charles B. Johnson, CEO               0/23,000                   Martin L. Flanagan                0/82,800
Rupert H. Johnson, Jr.                0/69,000                   Charles E. Johnson                0/82,800
Harmon E. Burns                       0/69,000

(a) The Named Executive Officers did not exercise any options during the fiscal year. Based on the closing price of the Franklin's common stock on the NYSE on September 30, 1999 of $30.5625, none of the options held by the Named Executive Officers was in-the-money.


PERFORMANCE GRAPH

The following performance graph compares the performance of an investment in the company's common stock for the last five (5) fiscal years to that of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"), an index to which the company was added in April 1998, and to the Standard & Poor's Financial Index (the "S&P Financial"). The S&P 500 consists of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock's weight in the index proportionate to its market value. The S&P 500 is one of the most widely used benchmarks of U.S. equity performance. The S&P Financial is a capitalization-weighted index of the stocks of approximately 70 companies that are in the S&P 500 and whose primary business is in a sub-sector of the financial industry. It is designed to measure the performance of the financial sector of the S&P 500. The graph assumes that the value of the investment in the company's common stock and each index was $100 on September 30, 1994 and that all dividends were reinvested.

------------------------------------------------------------------------------------------------------------------------------
                              Comparison of Five Year Cumulative Total Return
------------------------------------------------------------------------------------------------------------------------------

                Sep      Oct       Nov      Dec       Jan      Feb       Mar       Apr      May      Jun      Jul      Aug
FY94
Franklin
Resources:   $100.00    $109.36   $101.67   $95.59    $90.89   $103.97   $104.57   $108.27  $117.69  $119.97  $134.47  $148.28
S&P 500:     $100.00    $102.24   $98.52    $99.98    $102.57  $106.56   $109.70   $112.93  $117.44  $120.16  $124.14  $124.46
Fin. Index   $100.00    $101.71   $95.75    $96.88    $103.10  $108.80   $109.17   $113.16  $121.96  $122.62  $126.21  $133.35

FY95
Franklin
Resources:   $155.63    $137.06   $142.80   $136.35   $145.14  $155.97   $154.57   $155.25  $160.68  $165.72  $152.14  $161.65
S&P 500:     $129.70    $129.24   $134.91   $137.51   $141.99  $142.98   $144.11   $146.05  $149.38  $149.72  $142.87  $145.56
Fin. Index   $141.81    $137.72   $147.67   $149.15   $156.59  $159.22   $160.76   $157.53  $160.61  $162.06  $158.38  $163.38

FY96
Franklin
Resources:   $180.62    $191.85   $194.57   $186.39   $222.85  $239.21   $208.87   $242.14  $265.18  $297.54  $348.29  $317.28
S&P 500:     $153.44    $157.45   $169.01   $165.37   $175.51  $176.55   $169.03   $183.96  $195.15  $203.89  $220.10  $207.78
Fin. Index   $174.21    $186.83   $204.42   $196.67   $212.53  $220.55   $204.54   $225.90  $236.45  $249.56  $279.33  $258.50

FY97
Franklin
Resources:   $382.23    $368.89   $368.89   $357.24   $368.29  $419.14   $440.09   $442.15  $402.05  $444.62  $358.68  $265.54
S&P 500:     $219.16    $211.85   $221.64   $225.45   $227.94  $244.37   $256.87   $259.46  $255.00  $265.35  $262.53  $224.62
Fin. Index   $279.38    $273.59   $284.37   $298.63   $290.15  $317.44   $335.51   $341.08  $332.84  $346.78  $346.84  $266.91

FY98
Franklin
Resources:   $246.39    $311.86   $352.58   $264.37   $276.76  $262.82   $232.81   $331.11  $360.08  $336.74  $316.02  $297.89
S&P 500:     $239.01    $258.43   $274.09   $289.87   $301.99  $292.61   $304.31   $316.10  $308.64  $325.76  $315.59  $314.02
Fin. Index   $272.29    $305.21   $326.09   $332.77   $339.75  $344.21   $357.40   $381.73  $360.51  $375.43  $352.14  $335.95

FY99
Franklin
Resources    $253.79
S&P 500      $305.42
Fin. Index   $318.22

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the time that Franklin acquired substantially all of the assets of Templeton, Galbraith & Hansberger Ltd. ("Templeton") in 1992, Templeton loaned Mr. Flanagan monies secured by a mortgage on Mr. Flanagan's then residence in Nassau, Bahamas. Such loan is still outstanding to a subsidiary of the company and bears interest at the annual rate of 5.98%. The largest aggregate amount outstanding during the fiscal year was $445,919. As of December 1, 1999, $421,966 was outstanding under the loan.

In June 1995, prior to the time that Mr. Kenneth A. Lewis became an executive officer of Franklin, in connection with his relocation from Florida to California, Franklin made a loan to Mr. Lewis, secured by a mortgage on his residence. The largest amount outstanding on the mortgage, which bears interest at the annual rate of 5%, during the 1999 fiscal year was $493,668 and as of December 1, 1999, $483,134 was outstanding.

In October 1997, prior to the time that Mr. Charles R. Sims became an executive officer of Franklin, in connection with his relocation from Canada to
California, Franklin made two loans to Mr. Sims, one of which is secured by a mortgage on his residence and bears interest at the annual rate of 5%. The largest amount outstanding on the mortgage during fiscal year 1999 was $641,643 and as of December 1, 1999, $629,917 was outstanding. The largest amount outstanding on the second loan during fiscal 1999 was $85,000 and as of December 1, 1999, $28,334 was outstanding on this loan, which is non-interest bearing. The second loan is forgivable by the company in equal installments over a three
(3) year period on the first three anniversary dates of Mr. Sims' transfer to California. One-third of the second loan was forgiven in each of October 1998 and 1999, and in October 2000 the remaining amount will be forgiven, contingent upon Mr. Sims' continued employment.

During the 1999 fiscal year, certain executive officers were holders of credit cards issued by Franklin Bank upon substantially the same terms as those prevailing at the time for comparable cards issued to other Franklin Bank customers.

On March 15, 1999, Franklin purchased 520,637 shares of Franklin common stock from Mr. Harmon E. Burns at a price of $30.9375 per share. On May 6, 1999, the company purchased 20,000 shares of the company's common stock from Mr. Charles
B. Johnson at a price of $39.50 per share. On July 28, 1999, the company purchased 100,000 shares of the company's common stock from Mr. Charles B. Johnson at a price of $39.6875 per share. On November 24, 1999, the company purchased 100,000 shares of the company's common stock from the IRA of Mr. Charles B. Johnson and 40,000 shares of stock from the IRA of Mr. R. M. Wiskemann at a price of $33.75 per share. Each purchase was made at the NYSE composite closing price on that date and was ratified by the board of directors. Each director abstained from voting on the ratification of his sale to the company.

On September 30, 1999, Franklin purchased 2,107 shares of Franklin common stock from Ms. Deborah R. Gatzek, 814 shares of stock from Ms. Donna S. Ikeda and 2,142 shares of stock from Mr. Leslie M. Kratter, each an executive officer of the company. Each share was purchased at a price of $31.0625 per share, representing the price at which the stock vested, which is the average of the high and low price of the company's stock on the NYSE on that date. These purchases (and similar purchases from other employees on the same terms and conditions) were made to pay taxes due in connection with the vesting of restricted stock awards and were ratified by Franklin's board of directors.

               PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

The board of directors has appointed PricewaterhouseCoopers LLP as independent accountants to audit the books and accounts of the company for its current fiscal year ending September 30, 2000. PricewaterhouseCoopers LLP has no direct or indirect financial interest in the company. During the fiscal year ended September 30, 1999, PricewaterhouseCoopers LLP rendered opinions on the financial statements of the company and its subsidiaries, as well as the open-end and closed-end investment companies managed and advised by the company's subsidiaries. In addition, PricewaterhouseCoopers LLP provides tax consulting services for the company, and its management consulting group has provided advice and assistance on several organizational and information systems initiatives. The board of directors recommends ratification of the appointment. The proxy holders intend to vote FOR ratifying PricewaterhouseCoopers LLP as the company's auditors. The voting requirements for this proposal are described above under "Quorum and Vote Required." We do not expect that a representative of the accountants will be present at the Annual Meeting.

STOCKHOLDER PROPOSALS

Any stockholder intending to present any proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for consideration at the company's next Annual Meeting in 2001 must, in addition to meeting other applicable requirements, mail such proposal to: Leslie M. Kratter, Secretary, Franklin Resources, Inc., 777 Mariners Island Blvd., 7th Floor, San Mateo, CA 94404. The proposal must be submitted in the form required by the Securities and Exchange Commission rules and regulations.

Stockholder proposals in accordance with Rule 14a-8 must be received by the company at the address above no later than August 19, 2000. The company may exercise discretionary voting authority under proxies solicited by it for the 2001 Annual Meeting of Stockholders if it receives notice of a proposed non-Rule 14a-8 stockholder action after November 2, 2000.

Proxy Expenses
Franklin pays for this proxy solicitation because it is a necessary corporate activity in order for directors to be elected and accountants to be chosen. Because so many stockholders hold their shares in brokerage accounts and in other ways, we also hire a service agent to contact brokerage houses, custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of the shares held in those accounts. Franklin will pay the reasonable out-of-pocket expenses of the service agent, the company's transfer agent (which keeps the company's stock ledger) and the brokerage houses, custodians, and other fiduciaries for forwarding the proxy materials. Franklin's transfer agent and the service agent are paid for their services pursuant to a standard fee schedule. The normal process is to ask for stockholder votes by mail, but we may also need to ask for proxy votes by telephone, electronic mail or fax. If we have employees or directors ask specific stockholders for their votes, they will not be paid any additional money for doing so.

The Annual Report
The company's Annual Report for the fiscal year ended September 30, 1999, including financial statements, has been sent, or is being sent together with this proxy statement, to all stockholders as of the record date. We are legally required to send you this information to help you decide how to vote your proxy. Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

IF YOU CANNOT PERSONALLY ATTEND THE ANNUAL MEETING, PROMPT EXECUTION AND RETURN OF THE ENCLOSED PROXY IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
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                            FRANKLIN RESOURCES, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

With this proxy, the stockholder signing below appoints Charles B. Johnson, Harmon E. Burns, and Leslie M. Kratter (the "proxy holders"), or any one of them, as the stockholder's proxies with full power of substitution. The stockholder appoints the proxy holders collectively and as individuals, to vote all the stockholder's shares of Franklin Resources, Inc. ("Franklin") common stock at the Annual Meeting of Stockholders, and at any and all adjournments or postponements of the meeting, on the matters set forth on the reverse side of this card. The Annual Meeting of Stockholders will be held at Franklin's offices at 777 Mariners Island Boulevard, San Mateo, California, U.S.A. at 10:00 a.m., Pacific Standard Time, on January 27, 2000.

The Board of Directors has solicited this proxy and it will be voted as specified on this proxy card on the following proposals proposed by Franklin. If you do not mark any votes or abstentions, this proxy will be voted FOR the nominees to the Board of Directors and FOR ratifying PricewaterhouseCoopers LLP as the accountants. If any other matters come before the meeting to be voted on, the proxy holders named in this proxy will vote, act and consent on those matters in accordance with the views of management.

   Continued on the reverse side. Must be signed and dated on the reverse side.

1.  Election of Directors:       FOR all nine (9) nominees listed below.   ____
    WITHHOLD AUTHORITY to vote for all nine (9) nominees listed below.     ____

*EXCEPTIONS                                                                ____

Nominees: H. E. Burns, F. W. Hellman, C. B. Johnson, C. E. Johnson, R. H. Johnson, Jr., H. O. Kline, J. A. McCarthy, P. M. Sacerdote, L. E. Woodworth.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*EXCEPTIONS_____________________________________________________


2. Ratification of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending September 30, 2000.

FOR____AGAINST____ABSTAIN____



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In their discretion,  the proxy holders are authorized to vote on other business matters that are properly brought at the meeting or any meeting adjournments or postponements.


Change of Address and/or Comments: _______________________________________

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Note:  Please  sign  exactly as your name  appears on the proxy.  If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.


Dated:____________________, ____


-----------------
Signature


-----------------
Signature


Please Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope. No Postage is Required.

                  Votes must be indicated (X) in Black or Blue Ink.

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